SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                   FORM 8-K



                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
      Date of Report (Date of earliest event reported) August 7, 1998



                           ONE VALLEY BANCORP, INC.
            (Exact name of registrant as specified in its charter)


         West Virginia             0-10042            55-0609408
 (State or other jurisdiction    (Commission       (I.R.S. Employer
       of incorporation)         File Number)     Identification No.)


              One Valley Square, Charleston, West Virginia  25326
                   (Address of principal executive offices)
                                  (Zip Code)



                                (304) 348-7000
             (Registrant's telephone number, including area code)


                                Not applicable
  (Former name, address, and fiscal year, if changed since last report)

                          One Valley Bancorp, Inc.





Item 5.     Other Events

        The acquisition of Summit Bankshares, Inc., by One Valley Bancorp, Inc., was completed effective at the close of business on August 7, 1998, after receiving approval of the shareholders of Summit along with state and federal regulatory agencies.

        One Valley exchanged 1.36 shares of One Valley's common stock, par value $10.00 per share, for each share of Summit 's outstanding common stock, par value $1.00 per share. The merger is accounted for as a pooling-of-interests. The value of the transaction amounted to approximately $62 million based on the current market price for One Valley common stock.

        As a result of the merger, One Valley has total assets of $5.9 billion and total deposits of $4.4 billion, with over $1.1 billion of those deposits in Virginia. On June 30, 1998, One Valley had total assets of $5.6 billion and total deposits of $4.2 billion, and Summit had total assets of $202 million and total deposits of $179 million.

        With the addition of Summit's nine full service banking offices, One Valley now has 77 offices in West Virginia, and 45 offices in Virginia. Beginning in December, 1998, former Summit banking locations will operate under the name "One Valley Bank of Rockbridge."

        W. Lowrie Tucker, III, a former member of the Board of Directors of Summit, will be elected to the Board of Directors of One Valley.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        One Valley Bancorp, Inc.


DATE  August 10, 1998

                                        BY  /s/ Phyllis Huff Arnold
                                            Phyllis Huff Arnold
                                            (Executive Vice President & Chief
                                            Operating Officer)